Samaritan Hires Expert Marketing Specialist to Build Up Southeast Europe Sales

Past Marketing Manager for Biogen and Serono Pharma International, Brings Over Ten Years of Marketing Expertise for Europe and Southeastern Europe

LAS VEGAS, January 22, 2008 — Samaritan Pharmaceuticals, Inc. (OTC BB:SPHC.OB - News) (http://www.samaritanpharma.com), a biopharmaceutical company focused on developing innovative therapeutics in the areas of CNS, cancer, cardiovascular, and infectious diseases, has hired Themis Moustakas as its Southeast European Specialty Prescription Pharmaceutical Marketing Director.

Mr. Mousatakas has dedicated his career to pharmaceutical marketing and has held positions at leading pharma companies, including Serono Pharma International and Biogen. Since 2004, Mr. Moustakas has held marketing positions of increasing responsibility at Serono Pharma International in Zug, Switzerland. At Serono, he began as a Marketing/Sales Manager of the Reproductive Health, Neurology, and Dermatology division for emerging markets, then held the position of the Country Manager of Southeastern Europe, and has since served as the Regional Marketing Manager of Endocrinology for CE Europe, Switzerland, Austria, Baltics, and Israel. In subsequent years, Mr. Moustakas held management positions marketing neurological products for multiple sclerosis in France and Greece. Mr. Moustakas has a Bachelor of Science in Pharmacy from the Aristotle University of Thessaloniki, Greece and a Master of Arts in Marketing from the University of Sunderland, U.K.

“Themis brings not only considerable experience with specialty sales in Southeastern Europe, but also enormous enthusiasm to grow our pharmaceutical sales there,” commented Dr. Janet Greeson, Samaritan Chief Executive Officer. “We have in-licensed eleven specialty prescription drugs to sell in Greece and Southeastern Europe and are looking forward to increasing our drug sales portfolio through additional in-licensing. Themis was recruited by Dr. Christos Dakas, Managing Director Europe and will join the incredible sales team Dr. Dakas has built.”

About Samaritan Pharmaceuticals: “Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is a biopharmaceutical company focused on commercializing new innovative therapeutic drugs that offer a substantial benefit to suffering patients. In 2007, Samaritan partnered its Phase II/III oral HIV viral-entry inhibitor drug for Phase III development. The Company’s promising memory-restoring Alzheimer’s drug, Caprospinol, expects to enter a Phase I clinical trial after acute toxicity studies, and its High Stress Cortisol drug intended to counteract Cushing’s disease is expected to enter Phase II clinical trials. Samaritan has several drugs it is preparing for FDA IND status and is evaluating the use of “SP-1000” for hypercholesterolemia patients and the use of “SP-30” as an “oral treatment” for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

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Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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